Exhibit 99.1

General Cable Announces Election to Pay Additional Interest on Subordinated Convertible Notes Due 2029

HIGHLAND HEIGHTS, Ky.--(BUSINESS WIRE)--October 30, 2013--General Cable Corporation (NYSE: BGC) (the “Company”) announced today that it is electing to pay additional interest of 0.50% per annum on its Subordinated Convertible Notes due 2029 (the “2029 Notes”) under the terms of the indenture governing the 2029 Notes (the “2029 Indenture”) for up to 365 days starting on October 29, 2013.

As previously disclosed, the Company has not complied with the reporting covenant under the 2029 Indenture as it did not timely file its Form 10-Q for the second quarter of 2013 with the trustee of the 2029 Notes. Under the terms of the 2029 Indenture, the Company may elect to limit the sole remedy of the holders of the 2029 Notes for the non-compliance by paying additional interest (the “Additional Interest”) to the holders at an annual rate equal to 0.50% of the principal amount of the 2029 Notes until the Company complies with the reporting covenant (but for no longer than 365 days from October 29, 2013). By this press release the Company notifies the holders of the 2029 Notes that it is electing to pay the Additional Interest.

General Cable Corporation, a Fortune 500 Company, is a global leader in the development, design, manufacture, marketing and distribution of copper, aluminum and fiber optic wire and cable products and systems for the energy, industrial, specialty, construction and communications markets. Visit our Web site at www.generalcable.com.

CONTACT:
General Cable Corporation
Len Texter, Vice President, Investor Relations, 859-572-8684